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                                                                   EXHIBIT 10.62

                             OPERATING AGREEMENT OF
                          AV Medical Associates, LLC,
                     a California Limited Liability Company


      This Operating Agreement is made and entered into as of September 25, 1997, by and between M&Z Aliso Associates, LLC, a California limited liability company ("M&Z") and G&L Realty Partnership, L.P., a Delaware limited partnership ("GLR") (each, a "Member" and, collectively, the "Members"). Certain capitalized words used herein have the meanings set forth in Section 2 hereof.

     1.   ORGANIZATION

          1.1 A CALIFORNIA LIMITED LIABILITY COMPANY. The Members have formed a California limited liability company (the "Company") by executing and delivering the Articles of Organization to the Secretary of State of California in accordance with the Act, and the rights and liabilities of the Members shall be as provided in such Act except as may be modified in this Agreement. In the event of a conflict between the provisions of the Act and the provisions of this Agreement, the provisions of this Agreement shall prevail unless the Act specifically provides that the Operating Agreement may not change the provision in question.

          1.2 BUSINESS PURPOSE. The business of the Company is to acquire, own, operate, construct, improve, manage, lease, sell, exchange or otherwise use real property and any personal property associated therewith, and to engage in any and all activities related or incidental thereto, and specifically to acquire certain real property described as Parcel 2 of lot line adjustment LLA 97-017 recorded July 7, 1997 as Instrument No. 19970320479 in Official Records of Orange County, California (the "Real Property"), to construct a medical office building thereon (the "Office Building"), and to hold such improved real property for lease and investment. The Real Property, the Office Building and all other improvements to the Real Property are hereinafter collectively referred to as the "Property." Notwithstanding the foregoing, and subject to approval of all of the Members, the Company may engage in any lawful business activity in which a California limited liability company may engage, except that the Company shall not engage in the trust company business or in the businesses of banking or insurance.

          1.3 NAME AND ADDRESS OF COMPANY. The business of the Company shall be conducted under the name "AV Medical Associates, LLC," at the following address:
439 North Bedford Drive, Beverly Hills, California 90210.

          1.4 TERM. The term of this Agreement shall be coterminous with the period of duration of the Company as provided in the Articles, which is from the date of the filing of the Articles until December 31, 2047, unless extended or sooner terminated as provided in this Agreement.

          1.5 REQUIRED FILINGS. The Members shall cause to be executed, filed, recorded and/or published, such certificates and documents as may be required by this Agreement or by law in connection with the formation and operation of the Company.

          1.6 REGISTERED OFFICE AND REGISTERED AGENT. The Company's initial registered office and initial registered agent shall be as provided in the Articles. The registered office and register
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agent may be changed from time to time by the Members by causing the filing of the new address and/or the name of the new registered agent in accordance with the Act.

      2.   DEFINITIONS

          For purposes of this Agreement the terms defined hereinbelow shall have the following meaning unless the context clearly requires a different interpretation:

          2.1 "ACT" shall mean the Beverly-Killea Limited Liability Company Act, codified in the California Corporation's Code, Section 17100 et seq., as may be
                                                             ------
amended from time to time.

          2.2 "ADJUSTED CAPITAL CONTRIBUTIONS" shall mean the excess of (i) each Member's money or property contributed to the Company as capital, including contributions when the Company is formed, and later contributions, less any liabilities assumed by the Company pursuant to such contribution over (ii) the sum of cumulative Distributions to such Member under Section 4.4(a)(iv) and
Section 4.4(b)(ii), in the case of GLR, and Section 4.4(a)(iv) and Section 4.4(b)(iv), in the case of M&Z, attributable to such Member's Adjusted Capital Contributions as referred to therein (such Distributions to be valued in accordance with the principles of Treasury Regulation Section 1.714-1
(b)(2)(iv)(e)).

          2.3  "AGREEMENT" shall mean this Operating Agreement of the Company.

          2.4 "AFFILIATE" shall mean with respect to any person or entity: (a) any person or entity directly or indirectly controlling, controlled by, or under common control with such person or entity; (b) any person or entity owning or controlling 10% or more of the outstanding voting securities or beneficial interests of such person or entity; (c) any officer, director, general partner, trustee, or anyone acting in a substantially similar capacity as to such person or entity; (d) any person or entity who is an officer, director, general partner, trustee, or holder of 10% or more of the voting securities or beneficial interests of any of the foregoing; and (e) any person or entity related to such person or entity within the meaning of Code Section 267(b).

          2.5 "ARTICLES" shall mean the Articles of Organization of the Company as filed with the Secretary of State as the same may be amended from time to time.

          2.6 "ASSIGNEE" shall mean a person who has acquired an economic interest in the Company from a third party but who is not a Substituted Member.

          2.7 "CAPITAL ACCOUNT" of a Member shall mean the capital account of that Member determined from the inception of the Company strictly in accordance with the rules set forth in Section l.704-l(b)(2)(iv) of the Treasury Regulations. In accordance with that Section of the Treasury Regulations, a Member's Capital Account shall be equal to the amount of money contributed by the Member and the fair market value of any property contributed by the Member (net of liabilities secured by the property or to which the property is subject) increased by allocations of Net Income to the Member and decreased by (a) the amount of money distributed to the Member, (b) the fair market value of any property distributed to the Member by the Company (net of liabilities secured by the property or to which the property is subject), (c) the Member's share of expenditures of the Company described in Section 705(a)(2)(B) of the Code (including, for this purpose, losses which are nondeductible under Section 267(a)(1) or Section 707(b) of the Code) and (d) the Net Losses allocated

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to the Member. The Capital Account of a Member shall be further adjusted as required by Section l.704-l(b)(2)(iv) of the Treasury Regulations. To the extent that anything contained herein shall be inconsistent with Section l.704-l(b)(2)(iv) of the Treasury Regulations, the Treasury Regulations shall control. The Capital Account of an Assignee shall be the same as the Capital Account of the Member from whom the Assignee acquired its Interest, as further adjusted pursuant to this Section 2.6 as if such Assignee were a Member.

          2.8 "CAPITAL CONTRIBUTIONS" shall mean the total cash investment and contribution to the capital of the Company by the Members, as provided in
Section 3.1.

          2.9 "CAPITAL EVENT" shall mean the sale or other disposition of the Company's assets of a capital type (including all or any portion of the Property) regardless of whether such property is treated as capital gain property or ordinary income property for federal income tax purposes), the refinancing of any such Company assets, the receipt of insurance and other proceeds derived from the involuntary conversion of such Company assets, or from similar events with respect to the assets of the Company.

          2.10 "CASH FROM CAPITAL EVENTS" shall mean (i) the cash proceeds from a Capital Event after retirement of debt of the Company and all expenses relating to the transaction, and retention of reasonable reserves, and (ii) cash proceeds representing excess condemnation proceeds or insurance proceeds.
Excess condemnation proceeds and insurance proceeds shall include the remaining condemnation proceeds and insurance proceeds after (i) payments required to be made to lenders, tenants or any other party pursuant to an agreement of the Company, (ii) all expenses for repairs and restorations made by the Company at the reasonable discretion of the Members, subject to Section 5, to repair or restore the damage caused by the condemnation or by the event for which the insurance is provided, (iii) all expenses relating to the condemnation or insurance payment, and (iv) the retention of reasonable reserves.

          2.11 "CODE" shall mean the Internal Revenue Code of 1986, as amended to date, or corresponding provisions of subsequent superseding revenue laws.

          2.12 "COMPANY" shall refer to the limited liability company created pursuant to the Articles as governed by this Agreement.

          2.13 "COMPANY MINIMUM GAIN" with respect to any taxable year of the Company shall mean the "partnership minimum gain" of the Company computed strictly in accordance with the principles of Section l.704-2(b)(2) of the Treasury Regulations.

          2.14 "CONSTRUCTION PERIOD" shall mean the period of time commencing at the inception of the Company up to the date the notice of completion for the Office Building is recorded in the Official Records of Orange County, California.

          2.15 "DISTRIBUTABLE CASH FROM OPERATIONS" shall mean the excess of cash received by the Company from operations over (a) operational cash disbursements, and (b) a reasonable allowance for reserves, contingencies and anticipated obligations.

          2.16 "DISTRIBUTIONS" shall mean any cash (or property to the extent applicable) distributed to the Members or Assignees arising from their Interests in the Company.

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          2.17 "ECONOMIC RISK OF LOSS" shall mean the economic risk of loss within the meaning of Section l.752-2 of the Treasury Regulations.


          2.18 "INTEREST" shall mean the ownership interest as a Member in the Company or the economic interest as an Assignee.

          2.19 "MAJORITY-IN-INTEREST" shall mean any group of Members who own a majority of the interests in both the Net Income and Capital Accounts of
                                                       ---
the Company. For this purpose, Net Income is determined and allocated based on any reasonable estimate of Net Income from the date of the event giving rise to the vote of the Members to the projected termination of the Company, taking into account present and future allocations of Net Income under this Agreement as in effect on the date of the event. For this purpose, Capital Accounts are determined as of the date of the event.

          2.20 "MEMBER" shall mean any person or entity admitted to the Company as a Member or Substituted Member and who has not ceased to be a Member.

          2.21 "MEMBER NONRECOURSE DEBT" shall mean liabilities of the Company treated as "partner nonrecourse debt" under Section 1.704-2(b)(4) of the Treasury Regulations.

          2.22 "MEMBER NONRECOURSE DEDUCTIONS" shall mean in any Company fiscal year, the Company deductions that are characterized as "partnership nonrecourse deductions" under Section l.704-2(i)(2) of the Treasury Regulations.

          2.23 "NET INCOME FROM OPERATIONS" and "NET LOSSES" shall mean the net income and net losses, respectively, of the Company as determined for federal income tax purposes; provided however, that the "book" value of an asset shall be substituted for its adjusted tax basis if the two differ, and provided that the following items shall be excluded from the computation of Net Income and Net
Losses:

               (a) Any gain or income specifically allocated under Section 4.5(d)(iii), (iv) or (v).

               (b) Any Nonrecourse Deductions.

               (c) Any Member Nonrecourse Deductions.

               (d) Net Income from Capital Events.

          2.24 "NET INCOME FROM CAPITAL EVENTS" shall mean the net income of the Company recognized from a Capital Event as determined for federal income tax purposes; provided, however, that the "book" value of an asset shall be substituted for its adjusted tax basis if the two differ.

          2.25 "NONRECOURSE DEDUCTIONS" in any fiscal year means the amount of Company deductions that are characterized as "nonrecourse deductions" under
Section 1.704-2(b)(l) of the Treasury Regulations.

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          2.26  "NONRECOURSE LIABILITIES" shall mean the liabilities of the
Company treated as "nonrecourse liabilities" under Section l.752-1(a)(2) of the Treasury Regulations.


          2.27 "PERCENTAGE INTEREST" shall mean the percentage interest indicated on SCHEDULE A, as adjusted pursuant to Section 3.l of this Agreement.
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          2.28 "PREFERRED RETURN" shall mean a cumulative, non-compounded annual return of ten percent (10.00%) (pro rated for periods less than a whole year) on the periodic balances of a Member's Adjusted Capital Contributions.

          2.29 "SUBSTITUTED MEMBER" shall mean an Assignee who shall become a Member in the place of an assignor Member pursuant to Section 7.3.

          2.30 "TREASURY REGULATIONS" shall mean the regulations of the United States Treasury Department pertaining to the Code, as amended, and any successor provision(s).

     3.   CAPITAL

          3.1  CAPITAL CONTRIBUTIONS AND LOANS.

               (a)  INITIAL CONTRIBUTIONS AND LOANS.

                    (i) INITIAL CONTRIBUTIONS. Each Member shall make an initial contribution to the capital of the Company in the amount set forth on SCHEDULE
                                                                      --------
A, which amount shall be contributed upon execution of this Agreement. Further,
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M&Z shall concurrently herewith assign to the Company all right, title and interest to acquire the Property pursuant to that certain Purchase and Sale Agreement with Escrow Instructions between Mission Viejo Company as Seller and M&Z Associates, LLC dated as of May l, l997, as amended, together with those contracts and other agreements related to the Office Building set forth on SCHEDULE B attached hereto.
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                    (ii) Initial Loans. GLR shall concurrently herewith loan to the Company $2,000,000, which loan shall be evidenced by a promissory note (the "Note"), with monthly interest only payments, at the rate of ten percent (10%) per annum, with all principal and accrued but unpaid interest due and payable one year from the date hereof. The Note shall be in the form of and on such additional terms as EXHIBIT A attached hereto and shall be secured by a deed of
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trust in the form and on the terms of EXHIBIT B attached hereto, which deed of
                                      ---------
trust shall encumber the Real Property and the Office Building (the "Trust
Deed").

               (b)  ADDITIONAL CAPITAL REQUIREMENTS.

                    (i) ADDITIONAL CAPITAL CONTRIBUTIONS. In the event any Member reasonably determines, from time to time, that additional capital is required for the operations of the business of the Company ("Shortfall Amount") and funds are not available from commercial lenders on terms reasonably acceptable to all of the Members, the determining Member shall send a notice of such Shortfall Amount to the other Members ("Shortfall Notice"). All of the Members may (but shall not be obligated to) thereupon, within thirty (30) days of the date of such Shortfall Notice (the "Contribution Date") contribute ("Shortfall Contribution(s)"), pro rata based on their respective initial Percentage Interest at the time of execution of this Agreement, without adjustment

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pursuant to Section 3.l(b)(ii) or otherwise ("Initial Percentage Interest"), the
Shortfall Amount to the Company. Each Member may contribute in cash an amount (the "Member's Share") equal to such Member's Initial Percentage Interest multiplied by the total Shortfall Amount identified in the Shortfall Notice. M&Z may elect, by delivery of written notice to GLR and the Company, to have all or a part of the amount to be distributed to M&Z pursuant to Section 4.4(b)(v) herein applied to its Member's Share and the Company shall accept such credit of any amount yet to be distributed to M&Z pursuant to Section 4.4(b)(v) to M&Z's Member's Share then due and owing. If any Member shall fail to contribute as referenced above, then (i) such non-contributing Member(s) shall be referred to herein as a "Non-Contributing Member," and (ii) each of the remaining Members who have voluntarily contributed their respective Member's Share (a
"Contributing Member") shall have the right to either (A) contribute its Member's Share plus the amount the Non-Contributing Members failed to contribute (allocated among all Contributing Members who desire to make such contributions in accordance with their respective Initial Percentage Interests), in which case such contributions shall be treated like all other Shortfall Contributions, or
(B) loan ("Shortfall Loan") its Member's Share plus the amount the Non-Contributing Members failed to contribute (allocated among all Contributing Members who desire to make such loan in accordance with their respective Initial Percentage Interests). Shortfall Loan(s) shall (i) bear interest at a rate equal to the lesser of (A) 3% over Wells Fargo Bank's then quoted prime rate, as adjusted from time to time, or (B) the maximum rate then permitted by law, (ii) be repaid by the Company to the lending Members pro rata prior to the Distributions made to all of the Members pursuant to Section 4, (iii) be evidenced by a promissory note, and (iv) be on such other terms and conditions as reasonably determined by the Contributing Members.

                    (ii) DILUTION FOR NON-CONTRIBUTING MEMBERS. If any Contributing Member(s) makes a Shortfall Contribution for Non-Contributing Member(s), then (i) the Percentage Interest(s) of the Contributing Member(s) shall be increased, pro rata, by a percentage equal to 200% times a fraction, the numerator of which is the amount of the Non-Contributing Member's(s') Share and the denominator of which is the sum of the total capital contributed to the Company to date, including the then current Shortfall Contribution, and (ii) the Percentage Interest(s) of the Non-Contributing Member(s) shall be decreased, pro rata, by the same percentage calculated in subpart (i) of this subsection.

                    (iii) PRIORITY OF ADDITIONAL CONTRIBUTIONS AND LOANS. Notwithstanding any provision to the contrary in Section 4 or any other Section of this Agreement, in the event any Shortfall Contributions or Shortfall Loans have been made pursuant to this Section, (i) prior to any Distributions being made, all Shortfall Loans shall be repaid in full, and (ii) all subsequent Distributions shall be made to the Members pro rata in proportion to their unrecovered Shortfall Contributions made pursuant to this Section until they have fully recovered such Shortfall Contributions.

          3.2. INTEREST. No Member shall receive interest on its contribution to the capital of the Company.

          3.3. WITHDRAWAL AND RETURN OF CAPITAL. Except as may be provided herein, no Member may withdraw any portion of the capital of the Company and no Member shall be entitled to the return of its contribution to the capital of the Company except on dissolution of the Company.

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          3.4  CAPITAL ACCOUNTS.

               (a) MEMBER CAPITAL ACCOUNTS. An individual Capital Account shall be maintained for each Member.

               (b) CAPITAL ACCOUNT OF ASSIGNEE. On any sale or transfer of any Interest, the Capital Account of the transferor Member shall become the Capital Account of the Assignee Member, as it existed at the effective date of the transfer of the Member's Interest.

               (c) DEFICIT CAPITAL ACCOUNT. No Member shall have any liability to the Company, to any other Member, or to the creditors of the Company on account of any deficit Capital Account balance.

     4.   FINANCIAL

          4.1 ACCOUNTING METHOD. The Company books shall be kept on a basis to be jointly determined by the Members.

          4.2 FISCAL YEAR. The fiscal year of the Company shall end on December 31, unless the Members determine that some other fiscal year would be more appropriate and obtain the consent of the Internal Revenue Service to use that other fiscal year.

          4.3 EXPENSES OF THE COMPANY. The Company shall pay or reimburse to the Members the expenses of the Company including, but not limited to, the organizational expenses (including legal and filing fees), the operational expenses and any expenses incurred in connection with purchasing, operating and disposing of any Company property; provided, however, that the Members shall not incur expenses on behalf of the Company or be reimbursed for any expenses that are not related to the business of the Company and shall only be reimbursed for expenses approved by the Members in accordance with Section 5 hereof.

          4.4 DISTRIBUTIONS. Other than Distributions in liquidation as provided in Section 9.3, Distributions shall be distributed at such times as determined by the Members and when distributed shall be distributed to the Members in accordance with the following order of priority:

               (a) DISTRIBUTABLE CASH FROM OPERATIONS. Distributable Cash from Operations shall be distributed as follows:

                    (i) First, to GLR until it has received cumulative Distributions pursuant to this Section 4.4(a)(i) and Section 4.4(b)(i) equal to its Preferred Return that has accrued during the Construction Period; and thereafter

                    (ii) To M&Z until it has received cumulative Distributions pursuant to this Section 4.4(a)(ii) and Section 4.4(b)(iii) equal to its Preferred Return that has accrued during the Construction Period; and thereafter

                    (iii) To the Members until they have received cumulative Distributions pursuant to this Section 4.4(a)(iii) and Section 4.4(b)(i) (in the case of GLR) and this Section 4.4(a)(iii) and Section 4.4(b)(iii) (in the case of M&Z) equal to their Preferred Returns accrued

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for periods commencing on the first date after the Construction Period, allocated among them in proportion to their relative accrued Preferred Returns; and thereafter

                    (iv) To the Members to the extent of their Adjusted Capital Contributions, allocated among them in proportion to their relative Adjusted Capital Contributions; and thereafter

                    (v) To the Members in accordance with their Percentage Interests.

               (b) DISTRIBUTIONS OF CASH FROM CAPITAL EVENTS. Distributions of Cash from Capital Events shall be as follows:

                    (i) To GLR until it has received cumulative Distributions pursuant to this Section 4.4(b)(i), Section 4.4(a)(i) and Section 4.4(a)(iii) equal to its accrued but unpaid Preferred Return; and thereafter

                    (ii) To GLR to the extent of its Adjusted Capital Contributions; and thereafter

                    (iii) To M&Z until it has received cumulative Distributions pursuant to this Section 4.4(b)(iii), Section 4.4(a)(ii) and Section 4.4(a)(iii) equal to its accrued but unpaid Preferred Return; and thereafter

                    (iv) To M&Z to the extent of its Adjusted Capital Contributions; and thereafter

                    (v) To M&Z until it has received credits to its Member's Share pursuant to Section 3.1(b)(i) and cumulative Distributions pursuant to this Section 4.4(b)(v) equal in the aggregate to $75,000; and thereafter

                    (vi) To GLR until it has received cumulative Distributions pursuant to this Section 4.4(b)(vi) equal to a cumulative, but noncompounded, five percent (5%) return on its Adjusted Capital Contributions computed from the inception of the Company; and thereafter

                    (vii) To M&Z until it has received cumulative Distributions pursuant to this Section 4.4(b)(vii) equal to a cumulative, but noncompounded, five percent (5%) return on its Adjusted Capital Contributions computed from the inception of the Company; and thereafter

                    (viii) To the Members in accordance with their Percentage Interests.

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          4.5  ALLOCATIONS OF NET INCOME AND NET LOSSES. Subject to Section
4.5(d), below, Net Income from Operations, Net Income from Capital Events and Net Losses shall be allocated to the Members based on the following order of priority:

               (a) NET INCOME FROM OPERATIONS. Net Income from Operations shall be allocated to the Members in the following order of priority:

                    (i) First, to the Members with negative Capital Accounts, between them in proportion to the ratio of their negative Capital Account balances, until no Member has a negative Capital Account (after crediting each Member's Capital Account for the amount each Member is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and after adjusting each Member Capital
Account as required in Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations); and thereafter

                    (ii) To GLR to the extent, if any, that its Adjusted Capital Contributions exceeds its Capital Account balance; and thereafter

                    (iii) To M&Z to the extent, if any, that its Adjusted Capital Contributions exceeds its Capital Account balance; and thereafter

                    (iv) To GLR to the extent that the sum of its Adjusted Capital Contributions and unpaid Preferred Return that has accrued during the Construction Period exceeds its Capital Account balance; and thereafter

                    (v) To M&Z to the extent that the sum of its Adjusted Capital Contributions plus unpaid Preferred Return that has accrued during the Construction Period exceeds its Capital Account balance; and thereafter

                    (vi) To the Members whose Adjusted Capital Contributions plus unpaid Preferred Returns exceed their Capital Accounts balances, among them in proportion to such excesses; and thereafter

                    (vii) To the Members in accordance with their Percentage Interests.

               (b) NET INCOME FROM CAPITAL EVENTS. Net Income from Capital Events shall be allocated in accordance with the following order of priority:

                    (i) First, to the Members with negative Capital Accounts, between them in proportion to the ratio of their negative Capital Account balances, until no Member has a negative Capital Account (after crediting each Member's Capital Account for the amount each Member is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and after adjusting each Member Capital Account as required in Section l.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations); and thereafter

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                    (ii)  To GLR to the extent that the sum of its Adjusted
Capital Contributions and unpaid Preferred Return that has accrued exceeds its Capital Account balance and thereafter

                    (iii) To M&Z to the extent that the sum of its Adjusted Capital Contributions and unpaid Preferred Return that has accrued exceeds its Capital Account balance; and thereafter

                    (iv) To M&Z to the extent that the cumulative allocations pursuant to this Section 4.5(b)(iv) equals $75,000; and thereafter

                    (v) To GLR to the extent that the sum of (i) its Adjusted Capital Contributions, (ii) its Preferred Return and (iii) an amount equal to a cumulative five percent (5%) return on its Adjusted Capital Contributions computed from the inception of the Company exceeds its Capital Account balance; and thereafter

                    (vi) To M&Z to the extent that the sum of(i) its Adjusted Capital Contributions, (ii) its Preferred Return and (iii) an amount equal to a cumulative five percent (5%) return on its Adjusted Capital Contributions computed from the inception of the Company exceeds its Capital Account balance; and thereafter

                    (vii) To the Members in accordance with their Percentage Interests.

               (c) NET LOSSES AND NONRECOURSE DEDUCTIONS. Net Losses and Nonrecourse Deductions shall be allocated in accordance with the following order of priority:

                    (i) First, to the Members until the Members have received cumulative allocations of Net Loss and Nonrecourse Deductions pursuant to this
Section 4.5(c)(i) equal to the difference between (A) the cumulative allocations of Net Income pursuant to Section 4.5(a)(vii) and Section 4.5(1)(vii) over (B) the cumulative Distributions to the Members pursuant to Section 4.4(a)(v) and
Section 4.4(b)(viii), among them in proportion to their relative proportion of such amounts; and thereafter

                    (ii) To M&Z until it has received cumulative allocations of Net Loss and Nonrecourse Deductions pursuant to this Section 4.5(c)(ii) equal to the difference between (A) the cumulative allocations of Net Income pursuant to
Section 4.5(b)(vi) over (B) the cumulative Distributions to M&Z pursuant to
Section 4.4(b)(vii); and thereafter

                    (iii) To GLR until it has received cumulative allocations of Net Loss and Nonrecourse Deductions pursuant to this Section 4.5(c)(iii) equal to the difference between (A) the cumulative allocations of Net Income pursuant to Section 4.5(b)(v) over (B) the cumulative Distributions to GLR pursuant to
Section 4.4(b)(vi); and thereafter

                    (iv) To M&Z to the extent that it has received cumulative allocations of Net Loss and Nonrecourse Deductions pursuant to this Section 4.5(c)(iv) equal to the difference between (A) the cumulative allocations of Net Income to M&Z pursuant to Section 4.5(b)(iv) over (B) the cumulative Distributions to M&Z pursuant to Section 4.4(b)(v); and thereafter

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                    (v) To M&Z until it has received cumulative allocations of
Net Loss and Nonrecourse Deductions pursuant to this Section 4.5(c)(v) equal to the difference between (A) the cumulative allocations of Net income to M&Z relating to its unpaid Preferred Return pursuant to Sections 4.5(a)(v) and (vi), and Section 4.5(b)(iii) over (B) the cumulative Distributions to M&Z relating to its unpaid Preferred Return pursuant to Sections 4.4(a)(ii) and (iii), and
Section 4.4(b)(iii); and thereafter

                    (vi) To M&Z until its Capital Account balance is reduced to zero; and thereafter

                    (vii) To GLR until it has received cumulative allocations of Net Loss and Nonrecourse Deductions pursuant to this Section 4.5(c)(vii) equal to the difference between (A) the cumulative allocations of Net Income to GLR relating to its unpaid Preferred Return pursuant to Sections 4.5(a)(iv) and
(vi), and Section 4.5(b)(ii) over (B) the cumulative Distributions to GLR relating to its Preferred Return pursuant to Sections 4.4(a)(i) and (iii), and
Section 4.4(b)(i); and thereafter

                    (viii) To GLR until its Capital Account balance is reduced to zero; and thereafter

                    (ix) To the Members in accordance with their Percentage Interests

               (d)  TAX ALLOCATIONS.

                    (i) 704 ALLOCATIONS. To the extent permitted by Section 1.704-1(b)(4)(i) of the Treasury Regulations, all items of income, gain, loss, and deduction for Federal and state income tax purposes shall be allocated in accordance with the corresponding "book" items in accordance with the principles of Section 704(c) of the Code and Section l.704-l(b)(4)(i) of the Treasury Regulations.

                    (ii) RECAPTURE. In the event that the Company has taxable income that is characterized as ordinary income under the recapture provisions of the Code, each Member's distributive share of taxable gain or loss from the sale of Company assets (to the extent possible) shall include a proportionate share of this recapture income equal to that Member's prior share of prior cumulative depreciation deductions with respect to the assets which gave rise to the recapture income.

                    (iii) MINIMUM GAIN CHARGEBACK. Except as otherwise provided in Section 1.704-2(f) of the Treasury Regulations, in the event that there is a net decrease in the Company Minimum Gain during any taxable year, each Member shall be allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in such Company Minimum Gain during such year in accordance with Section 1.704-2(g) of the Treasury Regulations. This Section 4.4(d)(iii) is intended to comply with the minimum gain chargeback requirement of Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistent therewith.

                    (iv) MEMBER MINIMUM GAIN CHARGEBACK. Except as otherwise provided in Section 1.704-2(i)(4) of the Treasury Regulations, in the event there is a net decrease in the minimum gain attributable to a Member Nonrecourse Debt during any taxable year, each Member with a share of such minimum gain shall be allocated income and gain for the year (and, if necessary subsequent years) in accordance with Section 1.704-2(i) of the Treasury Regulations. This Section 4.4(d)(iv) is intended to comply with the chargeback requirement of Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistent therewith.

                    (v) QUALIFIED INCOME OFFSET. Any Member who unexpectedly receives an adjustment, allocation, or distribution described in subparagraphs
(4), (5) or (6) of Section 1.704-1 (b)(2)(ii)(d) of the Treasury Regulations,
 -    -      -                                -
which adjustment, allocation or distribution creates or increases a deficit balance in that Member's Capital Account, shall be allocated items of "book" income and gain in an amount and manner sufficient to eliminate or to reduce the deficit balance in that Member's Capital Account so created or increased as quickly as possible in accordance with Section 1.704-1 (b)(2)(ii)(d) of the
                                                                  -
Treasury Regulations and its requirements for a "qualified income offset." The Members intend that the provision set forth in this Section 4.4(d)(v) will constitute a "qualified income offset" as described in Section 1.704-1
(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistent
           -
therewith.

               (e) VARYING INTERESTS. Where any Member's interest, or portion thereof, is acquired or transferred during a taxable year, the Members may choose to implement the provisions of Section 706(d) of the Code in allocating among the varying interests.

               (f) CONSENT OF MEMBER. The methods, hereinabove set forth, by which Net Income, Net Losses and Distributions are allocated and distributed are hereby expressly consented to by the Members as an express condition of becoming a Member.

5.   MANAGEMENT

          5.1  MANAGEMENT OF THE COMPANY.

               (a) GENERAL. The operations and affairs of the Company shall be administered by its Members as set forth in this Section 5.

               (b) MANAGING MEMBER CONTROL IN M&Z. M&Z shall be the managing Member. Except as otherwise expressly stated in this Agreement, M&Z shall have exclusive control and responsibility over the business of the Company, shall oversee business operations and day-to-day management of the Company, shall establish policy and operating procedures respecting the Company's business, and shall have all rights, power, and authority generally conferred by law or necessary, advisable, or consistent with accomplishing the purpose of the Company.

               (c) SPECIFIC MANAGEMENT RIGHTS AND OBLIGATIONS

                    (i) FINANCING AUTHORITY IN GLR. Notwithstanding Section 5.1(b) above, GLR shall have exclusive control and responsibility to arrange all financings relating to the Company, including, but not limited to, both the construction financing for the Property and any long term loans secured by the Property. All such financings shall be on competitive terms and shall be subject to the reasonable prior written approval of M&Z.

                    (ii) DEVELOPMENT AND CONSTRUCTION SUPERVISION/ PREDEVELOPMENT BUDGET PREPARATION. M&Z shall perform all development and construction supervision services required for the development of the Property ("Development Services"). In addition to all other required Development Services, M&Z shall, concurrently with the execution of this Agreement, prepare and submit to GLR for its review and approval a construction budget (the "Predevelopment Budget") setting forth all costs ("hard" and "soft") to be incurred in constructing the Office Building, as well as a time schedule for completing each phase of construction and the final completion date. M&Z has informed GLR that the aggregate total of all items in the Predevelopment Budget is approximately $6,000,000. M&Z represents to GLR that M&Z established the Predevelopment Budget acting diligently and in good faith, and in an effort to make the cost estimates in the Predevelopment Budget as close as possible to what the actual costs of such items will be. M&Z further represents to GLR that M&Z does not anticipate the actual cost of the items specified in the Predevelopment Budget will exceed $6,000,000. GLR shall either approve or disapprove the Predevelopment Budget within ten (10) business days of receipt. If GLR disapproves the Predevelopment Budget, it shall cite the specific reasons for its disapproval and M&Z shall resubmit a revised budget taking into account such requested revisions within ten (10) business days of receipt of such comments. This process shall be repeated until all Members agree on the Predevelopment Budget.


                    (iii) PROPERTY MANAGEMENT/OPERATING BUDGET PREPARATION. GLR shall perform all required property management services for the Property ("Management Services"). In addition to all other required Management Services, GLR shall, at least ninety (90) days prior to the beginning of each fiscal year for the Company, prepare and submit to all other Members for their review and approval an operating budget (the "Operating Budget") setting forth the anticipated receipts and expenditures for the following Company fiscal year in such detail as M&Z may reasonably require. Each Member shall either approve or disapprove the Operating Budget within ten (10) business days of receipt. If a Member disapproves the Operating Budget, it shall cite the specific reasons for its disapproval and GLR shall resubmit a revised budget taking into account such requested revisions within ten (10) business days of receipt of such comments. This process shall be repeated until all Members agree on the Operating Budget.

               (d) EXECUTION OF DOCUMENTS/RELIANCE ON ACTS OF MEMBERS. All of the Members, on behalf of the Company, shall be required to sign any deed, deed of trust, bill of sale, contract of sale or purchase, option, or other instrument conveying or encumbering, or purporting to convey or encumber, all or any portion of the fee interest in any real or personal property, at any time owned by the Company, for such instrument to be binding and enforceable against the Company; provided, however, that the Note and Trust Deed may be executed by either GLR or M&Z alone. Only one Member, on behalf of the Company, shall be required to sign any lease, license, easement, or other instrument purporting to create a leasehold or other right to use any portion of the fee interest in any real or personal property, at any time owned by the Company, for such instrument to be binding and enforceable against the Company. All other agreements, documents. and instruments executed on behalf of the Company shall be executed by at least two Members. Except for the number of Members' signatures required by this Section, no other signatures shall be required for any agreement, document, or instrument to be binding and enforceable against the Company. No purchaser, mortgagee, lessee, assignee, optionee, or other party dealing with the Company shall be required to ascertain whether the provisions of this Agreement have been met or complied with, or to inquire as to the authority or power of any Member or be obliged to inquire into the validity of any agreement, document, or instrument executed by the Members, and any such party shall be exonerated from any and all liability if such party deals with the Company on the basis of agreements, documents, and instruments executed on behalf of the Company by the Members as described in this Section.

               (e) MAJOR DECISIONS. Notwithstanding any other Section of this Agreement, no act shall be taken, sum expended, decision made, or obligation incurred by either M&Z or GLR on behalf of the Company with respect to a matter within the scope of any of the major decisions enumerated below (hereinafter "Major Decisions"), unless such Major Decision has been reviewed and approved in advance in writing by all of the Members. Major Decisions shall only include:

                    (i)  Election to dissolve the Company;

                    (ii) Sale of all or substantially all of the assets of the Company in a single transaction or series of related transactions;

                    (iii)  Amending this Agreement;

                    (iv)  Admitting a new Member;

                    (v) Any contract for the acquisition of any land, including but not limited to, option agreements, purchase agreements, ground leases, and offers to enter into any of the foregoing where a nonrefundable deposit and/or specific performance of the Company is required in connection with such offer;

                    (vi) Borrowing in excess of $25,000 or entering into any loan documents;

                    (vii) Any participating financing of the Property, including but not limited to, option and permanent participating financing of the construction of improvements with respect thereto;

                    (viii) Any transaction with either an M&Z or GLR Affiliate (unless otherwise specifically provided for in this Agreement), including approval of the terms and conditions of such transaction;

                    (ix) Entering into a partnership limited liability company, or joint venture agreement with any third parry, including approval of the terms and conditions of such partnership. limited liability company, or joint venture agreement;

                    (x) Investing Distributable Cash from Operations or Cash From Capital Events in any asset other than the Property, except temporarily to establish working capital reserves as reasonably determined by M&Z or GLR, as applicable (such temporary working capital reserves may be invested in (a) obligations that are backed by the United States government or insured by FDIC or FSLIC, or (b) short term corporate paper rated not less than A by Standard and Poors);

                    (xi) Adjusting, settling or compromising any claim, obligation, debt, demand, suit or judgment against the Company involving more than $10,000;

                    (xii) Implementing, changing or modifying any site plan(s) for the development of the Property;

                    (xiii) Entering into any lease in excess of 3,000 square feet;

                    (xiv) Entering into a construction contract with a general contractor for construction of the Office Building;

                    (xv) Making any material change in or deviation from the approved Predevelopment Budget or Operating Budget, and;

                    (xvi) Establishing, implementing, changing or modifying any budget for the Property or the Company business.

          5.2  COMPENSATION TO THE MEMBERS.

               (a) FINANCING FEE. Upon any and all financings and refinancing of Company indebtedness, GLR shall receive a fee equal to one percent (1.0%) of the total amount of the financed debt (the "Financing Fee"). The Financing Fee shall be paid upon finding of the indebtedness. GLR shall also be promptly reimbursed by the Company for all costs and expenses incurred by GLR relating to any such financings or refinancings.

               (b) DEVELOPMENT FEE. As the sole consideration for performing the Development Services, M&Z shall receive a development fee equal to $105,000 (the "Development Fee"). The Development Fee shall be paid monthly in the amount of $7,500 commencing November 1, 1997 and continuing on the first day of each calendar month thereafter until construction of the Office Building commences (defined as pouring of foundations) at which time the monthly payment shall increase to $10,000 and continue until the Development Fee is paid in full, provided M&Z is not in default hereunder.

               (c) PROPERTY MANAGEMENT FEE. As the sole consideration for performing the Management Services, GLR shall receive a monthly property management fee equal to one percent (1%) of the gross revenues collected during the calendar month for which such fee is payable (the "Management Fee"). The Management Fee shall be paid on or before the thirtieth (30th) day after the end of the calendar month for which it is payable. The term "gross revenues" shall include all revenues received from the Real Property or the Office Building, including but not limited to base rent, but excluding reimbursement for property taxes, insurance and maintenance costs.

          5.3 RESPONSIBILITIES OF THE MEMBERS. Each Member shall devote such time to administering the business of the Company as it reasonably deems necessary to perform its duties as set forth in this Agreement. Nothing in this Agreement shall preclude the employment by the Company of any agent or third party to provide services in respect of the business of the Company; provided, however, that the Members shall continue to have ultimate responsibility under this Agreement. The Members shall cause to be filed such certificates or filings as may be required for the continuation and operation of the Company as a limited liability company in the State of California or any other state in which the Company elects to do business. The Members shall use their best efforts to do all things (including the filing of certificates, the appointment of registered agents of the Company and maintenance of registered offices of the Company) requisite to the qualification or maintenance of the Company as a limited liability company under the laws of the State of California or any other state in which the Company may elect to do business.

          5.4 DEVOTION OF TIME. The Members are not obligated to devote their full time to the affairs of the Company. Any Member may become involved in other businesses and occupations and other partnerships, some of which may be directly competitive with the Company business. The Members shall devote such time as is necessary to manage the Company business and perform the Members' duties hereunder.

          5.5 LIMITATIONS ON A MEMBER'S AUTHORITY. The Members shall not have the authority to:

               (a) ACT IN CONTRAVENTION OF AGREEMENT. Do any act in contravention of this Agreement;

               (b) USE COMPANY ASSETS. Employ, or permit to employ, the funds or assets of the Company in any manner except for the exclusive benefit of the Company;

               (c) CREATE LIABILITY TO THE MEMBERS. Perform any action (other than an act required by this Agreement or any act taken in good faith) which would, at the time such act occurred, subject the Members to liability in any jurisdiction;

               (d) ALTER OR HINDER PURPOSE OF COMPANY. Alter the primary purpose of the Company as set forth in Section 1.2 or do any act which would make it impossible to carry on the ordinary business of the Company; or

               (e) POSSESS COMPANY PROPERTY. Possess Company property, assign the rights of the Company in any property for other than a Company purpose, or commingle Company funds with those of any other person or entity.

          5.6 LIMITATION OF RIGHTS OF MEMBERS. Except as otherwise provided in this Agreement, no Member shall have the right or power to: (i) withdraw or reduce its Capital Contribution, except as a result of the dissolution of the Company or as otherwise provided in this Agreement or by law; (ii) bring an action for partition against the Company; or (iii) demand or receive property in any distribution other than cash. Except as otherwise provided in this Agreement, no Member shall have priority over any other Member either as to the return of Capital Contributions or as to allocations of the Net income. Net Losses or Contributions of the Company.

          5.7 TAX MATTERS MEMBER. GLR shall be the "Tax Matters Member" of the Company in accordance with Section 6231 (a)(7) of the Code and in connection therewith and in addition to all the powers given thereunder, shall have all other powers needed to fully perform hereunder including, without limitation, the power to retain all attorneys and accountants of their choice. The designation made in this Section is hereby expressly consented to by each Member as an express condition to becoming a Member.

          5.8  APPOINTMENT AND DUTIES OF OFFICERS

               (a) APPOINTMENT OF OFFICERS. In connection with the management of the operations and affairs of the Company, the Members shall have the option to appoint officers of the Company. The officers of this Company may include a president, a secretary and a chief financial officer. The Members, at their discretion, may also appoint a Chairman, one or more vice presidents, one or more assistant secretaries, one or more assistant financial officers and such other officers as they deem appropriate. Each officer shall exercise such powers and perform such duties as are prescribed herein or as determined by the Members. Any number of offices may be held by the same person. An officer need not be a member of the Company.

               (b) TERM OF OFFICE. The Members may appoint officers to serve for any period of time that they deem appropriate. Each officer shall hold his office and perform such duties appurtenant thereto until he shall resign or shall be removed or otherwise be disqualified to serve, or until a successor to his office is appointed upon the expiration of his term if a term is specified.

               (c) REMOVAL AND RESIGNATION. Any officer may be removed, either with or without cause, by the Members, at any regular or special meeting thereof, or, by any officer upon whom such power of removal may be conferred by the Members (subject, in each case, to the rights, if any, of an officer under any contract of employment). Any officer may resign at any time by giving written notice to the Members or to the president or secretary of the Company, without prejudice, however, to the rights, if any, of the Company under any contract to which such officer is a party. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

               (d) VACANCIES. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in the operating agreement for regular appointments to such office.

               (e) CHAIRMAN. The Chairman, if there shall be such an officer, shall, exercise and perform such other powers and duties as may be from time to time assigned to him by the Members.

               (f) PRESIDENT. Subject to such supervisory powers, if any, as may be given by the Members to the Chairman, if there be such an officer, the president shall be the chief executive officer of the Company and shall, subject to the control of the Members, have general supervision, direction and control of the business and officers of the Company. The president shall be ex officio a member of all the standing committees, including the executive committee, if any, and shall have the general powers and duties of management usually vested in the office of president of a corporation, and shall have such other powers and duties as may be prescribed by the Members.

               (g) VICE PRESIDENT. In the absence or disability of the president, the vice presidents in order of their rank as fixed by the Members or, if not ranked, the vice president designated by the Members, shall perform all the duties of the president, and when so acting shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Members.

               (h) SECRETARY. The secretary shall record or cause to be recorded, and shall keep or cause to be kept, at the registered office and such other place as the Members may order, a book of minutes of actions taken at all meetings of Members, with the time and place of holding, the notice thereof given, the names and membership interests present or represented at Member meetings, and the proceedings thereof. The secretary shall keep, or cause to be kept, at the registered office (i) a current list of the full name and last known business or residence address of each Member and of each holder of an economic interest in the Company set forth in alphabetical order, together with the contribution and the share in profits and losses of each Member and holder of an economic interest, (ii) a copy of the articles of organization and all amendments thereto, (iii) copies of the Company's federal, state and local income tax or information returns and reports, if any, for the six most recent taxable years, (iv) a copy of the Company's operating agreement, and any amendments thereto, (v) copies of the financial statements of the Company, if any, for the six most recent fiscal years, and (vi) the books and records of the Company as they relate to the internal affairs of the Company for at least the current and past four fiscal years. The secretary shall give, or cause to be given, notice of all the meetings of the Members required by the operating agreement or by law to be given, and shall have such other powers and perform such other duties as may be prescribed by the Members.

               (i) CHIEF FINANCIAL OFFICER. The Chief Financial Officer of the Company shall keep and maintain, or cause to be kept and maintained, adequate and correct accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, surplus and membership interests. The books of account shall at all reasonable times be open to inspection by any Member. The Chief Financial Officer shall deposit all monies and other valuables in the name and to the credit of the Company with such depositories as may be designated by the Members. The Chief Financial Officer shall disburse the funds of the Company as may be ordered by the Members, shall render to the president and Members, whenever they request it, an account of all of his or her transactions as Chief Financial Officer and of the financial condition of the Company, and shall have such other powers and perform such other duties as may be prescribed by the Members.

          5.9 MEETINGS OF MEMBERS. If and when the Members shall determine, meetings of Members may be called and when called shall be governed by the provisions in Section 17104 of the Act; provided, however, that this reference to Section 17104 or any other provision of this Agreement shall not be interpreted to require that meetings of the Members be held, it being the intent of the Members that meetings of the Members are not required.

6   LIABILITY, RESIGNATION AND WITHDRAWAL OF MEMBERS.

          6.1 LIABILITY OF MEMBERS. Except as specifically provided in this Agreement, no Member shall be liable for the debts, liabilities, contracts, or any other obligations of the Company except with respect to their Capital Contributions as indicated herein. Only the Company and no third party creditor (either in its own right or as a successor-in-interest of the Company, and including a trustee, receiver or other representative of the Company or Member), shall be entitled to enforce the requirements to make Capital Contributions. The Members intend and agree that the obligation of the Members to make Capital Contributions constitutes an agreement to make financial accommodations to and for the benefit of the other Member and the Company.

          6.2 RETURN OF DISTRIBUTIONS. In accordance with the Act, a Member may, under certain circumstances, be required to return to the Company, for the benefit of the Company's creditors, amounts previously distributed to the Member.

          6.3 RESIGNATION OR WITHDRAWAL OF A MEMBER. Subject to Section 7, a Member shall not resign or withdraw as a Member without the unanimous consent of the other Members.

7.  TRANSFERS OF INTERESTS.

          7.1  ASSIGNMENT OF INTEREST.

               (a) CONSENT. No Member shall have the right to assign the whole or any part of its Interest in the Company without the unanimous written consent of the other Member(s). A sale, assignment or other transfer of more than fifty percent (50%) of the record or beneficial ownership of the stock, partnership or other ownership interest of M&Z or any Member other than GLR shall constitute a sale, assignment and transfer of M&Z's or such other Member's Interest under this Agreement. A sale, assignment or other transfer of any stock, partnership or other ownership interest in GLR shall in no event constitute a sale, assignment or transfer of GLR's Interest under any section of this Agreement. Any transfer approved by the unanimous written consent of the other Member(s) shall be subject to the right of first refusal contained in Section 7.2 and any permitted transferee of an Interest shall merely be an Assignee possessing only an economic interest and shall not become a Substituted Member except upon compliance with Section 7.3. A Member assigning an Interest in the Company to an Assignee shall not assign to, nor obligate itself to act on behalf of or upon the direction of that Assignee with regard to, the Member's right:
                    (i) To require any information from the Company or obtain accountings of the Company's activities;

                    (ii)  To inspect the Company's books and records; or

                    (iii) To vote on any matter upon which a Member is entitled to vote pursuant to either this Agreement or any applicable law.

               (b) DISTRIBUTIONS. A permitted Assignee shall be entitled to receive Distributions from the Company attributable to the Interest acquired by reason of such assignment from and after the effective day of the assignment of such Interest to him; however, anything herein to the contrary notwithstanding, the Company shall be entitled to treat the assignor of such Interest as the absolute owner thereof in all respects, and shall incur no liability for allocations of Net Income or Net Losses. Distributions or transmittal of reports and notices required to be given to Members hereunder which are made in good faith to such assignor until such time as the written instrument of assignment has been received by the Company and recorded on its books, and the effective date of assignment has passed.

               (c) TRANSFERS NULL AND VOID. Any transfer or attempted transfer in violation of this Agreement shall be null and void and of no effect. Each Member acknowledges the reasonableness of the restrictions on transfer imposed by this Agreement in view of the purposes of the Company, its status as a limited liability company and the relationship of its Members. The transfer restrictions contained herein are expressly consented to by each Member as an express condition of becoming a Member.

          7.2 RIGHT OF FIRST REFUSAL. If a Member shall decide to sell or transfer all or any part of his Interest ("Offered Interest") pursuant to a bona fide offer, such Member shall give written notice, setting forth in full the terms of such bona fide offer and the identity of the offeror(s), to the Company and all other Members (the "Notice"). Pursuant to Section 7.1, if fewer than all of the other Members consent to such transfer, such transfer shall not be allowed. If all of the Members have so consented to the transfer, the Company shall then have the right and option (with the transferring Member not entitled to vote with regards to such right and option), for a period ending thirty (30) calendar days following the receipt of such written notice, to elect to purchase all or any part of the Offered Interest at the purchase price and upon the terms specified in the bona fide offer, and the remaining Members shall then have the right and option, for a period of twenty (20) calendar days thereafter, to elect to purchase, in accordance with such Member's Percentage Interest, all or any part of the Offered Interest not elected to be purchased by the Company at the purchase price and upon the terms specified in the bona fide offer, or, if the purchase price determined using the valuation method described in Section 7.4(c)(i) would be lower, then such price shall be used. If all remaining Members do not elect to purchase the entire remaining part of the Offered Interest, then the Members electing to purchase shall have the right, in accordance with such Member's Percentage Interest, to elect to purchase the remaining part of the Offered Interest available for purchase. Unless otherwise provided in the original terms of the bona fide offer, purchase by the Company and/or the remaining Members shall be completed within sixty (60) calendar days following receipt of the Notice.

          Notwithstanding the foregoing, however, if the Company and/or the other Members do not elect to purchase all of the Offered Interest, pursuant to
                                       ---
the right of first refusal, the Member desiring to sell the Offered Interest may sell or transfer all of the Offered Interest to the transferee upon the terms set forth in the written notice provided to the Company, whereupon the transferee shall take and hold the Interest subject to this Agreement and to all of the obligations and restrictions upon the Member from whom such Interest was acquired and shall observe and comply with this Agreement and all such obligations and restrictions; provided, however, that such Assignee shall not become a Substituted Member unless the consent requirements of Section 7.3 are met. Any such transfer of the Offered Interest must be effected within seventy-five (75) calendar days after the date of the termination of the Members' rights as provided herein. If no such transfer is effected within the seventy-five (75) calendar day period, then any subsequent proposed transfer of all or any part of such interest shall once again be subject to the provisions of this Section 7.

          For purposes hereof, in the event any consideration offered for the Offered Interest in the bona fide offer consists of rights, interests or properties other than money, the Members shall, in good faith, determine the fair market value of such consideration in monetary terms as of the date the bona fide offer was received by the Member desiring to sell the Offered Interest pursuant thereto. The fair market value of such consideration in monetary terms, as so determined, shall be included in the purchase price payable by the Company and/or the remaining Members hereunder, but the Company and/or the remaining Members need not transfer to the selling Member the actual rights, interests or properties offered in the bona fide offer, nor afford the selling Member the same tax treatment that would have been available to him under the bona fide offer, in order to exercise the rights of first refusal granted pursuant to this
Section 7.

          7.3  SUBSTITUTED MEMBERS.

               (a) CONDITIONS OF SUBSTITUTION. An Assignee may have the right to become a Substituted Member in place of his assignor only if all of the following conditions are first satisfied:

                    (i) WRITTEN ASSIGNMENT. A duly executed and acknowledged written instrument of assignment shall have been filed with the Company, which instrument shall specify the percentage of the Interest in the Company being assigned and which sets forth the intention of the assignor that the Assignee succeed to the assignor's interest as a Substituted Member in its place;

                    (ii) INSTRUMENTS OF SUBSTITUTION. The Assignee shall have executed and acknowledged such other instruments as may be necessary or desirable to effect such substitution, including the written acceptance and adoption by the Assignee of the provisions of this Agreement; and

                    (iii) CONSENT OF MEMBERS. The written consent of all of the non-transferring Members to such substitution shall have been obtained, the granting or denial of which shall be within the sole and absolute discretion of each Member.

          7.4  PURCHASE UPON CERTAIN EVENTS.

               (a) OPTION TO PURCHASE. The Company shall have the right and option to elect to purchase all or any part of a Member's Interest ("Option Interest") upon the occurrence of one or more of the events described in Section 7.4(b) below ("Option Events") for a period of sixty (60) days following the occurrence of an Option Event. If the Company elects to purchase 100% of the Option Interest, it shall provide written notice to the Affected Member within such sixty (60) day period. If the Company does not elect to purchase all of the Option Interest of the Affected Member, then the non-affected Members shall have the right and option, for a period of thirty (30) calendar days thereafter, to elect to purchase, in accordance with such Member's Percentage Interest, all or any part of the Option Interest not elected to be purchased by the Company. If the non-affected Members do not elect to purchase the entire remaining part of the Option Interest, then the Members electing to purchase (the "Purchasing Members") shall have the right, in accordance with such Member's Percentage Interest, to elect to purchase the remaining part of the Option Interest available for purchase. If the Company and the Purchasing Members in the aggregate elect to purchase 100% of the Option Interest, the Company shall provide written notice to the Affected Member within such thirty (30) day period. If the Company and/or the Purchasing Members, in the aggregate, do not elect to purchase all of the Option Interest, none of the affected Member's Interest may be purchased pursuant to this Section 7.4; provided that the Option Interest shall remain subject to this Agreement and all such obligations and restrictions; provided further that if the Option Event causes a transfer of the Option Interest and the Option Interest is not purchased by the Company and/or the Purchasing Members, the transferee shall become an Assignee only and shall not become a substituted Member except upon compliance with Section 7.3. Any purchase of an Option Interest shall be on the terms as set forth in Section 7.4(c) below.

               (b) OPTION EVENTS. Each of the following shall constitute an Option Event with respect to a Member (the "Affected Member"):

                    (i) The maintenance of any proceeding initiated by or against a Member under any bankruptcy or debtors' relief laws of the United States or of any other jurisdiction, which proceeding is not terminated within ninety (90) days after its commencement;

                    (ii) A general assignment for the benefit of the creditors of a Member;

                    (iii) A levy upon the Interest of a Member pursuant to a writ of execution or subject to the authority of any governmental entity, which levy is not removed within thirty (30) days; and

                    (iv)  The death of a Member who is a natural person.

               (c)  TERMS OF PURCHASE.

                    (i) PURCHASE PRICE OF MEMBERSHIP INTEREST. The purchase price to be paid by the Company and/or the purchasing Members, as the case may be, upon the exercise of any option to purchase an interest under Section 7.4(a) above shall be the Fair Market Value of the Option Interest as of the end of the month preceding the date of the Option Event determined by the Affected Member or, if dead, the legal representative of the Affected Member, as one party, and the remaining Members holding a Majority-In-Interest as another party, shall attempt to agree upon the Fair Market Value of the Option Interest. If such parties are unable to agree upon the Fair Market Value within thirty (30) days following the notice of the exercise of the option pursuant to Section 7.4(a) above, the Fair Market Value of the Option Interest shall be determined by an independent appraiser experienced in appraising closely held businesses selected by the mutual agreement of such parties. If such parties are unable to agree upon a mutually acceptable appraiser within forty-five (45) days following the notice of exercise of the option pursuant to Section 7.4(a) above, the Fair Market Value shall be determined by the Company's independent certified public accountant. In performing such valuation, the appraiser or accountant, as the case may be, shall consider such methods of valuation as are customary and appropriate in the discretion of said appraiser or accountant.

                    (ii)  BINDING EFFECT. The value determined pursuant to
Section 7.4(c) shall be binding upon the parties to this Agreement, their legal representatives, and their successors in interest.

                    (iii) PAYMENT OF PURCHASE PRICE. The Company and/or, if applicable, the Purchasing Members, shall pay the purchase price of the portion of the Option Interest to be purchased by it in cash no later than sixty (60) days following the giving of the notice of the election of the Company and/or the Purchasing Members to the Affected Member or its legal representative of its election to purchase the Option Interest or, if later, the final determination as to the value of the Option Interest. Upon the receipt of the payment the Affected Member or legal representative shall execute all documents required or appropriate to transfer the Option Interest to the purchasers. If the Affected Member or the legal representative refuses to do so; the Company shall nevertheless enter the transfer on its records and the remaining Members shall be authorized to amend this Agreement to reflect such transfer.

          7.5 BUY SELL OBLIGATION BETWEEN MEMBERS. In the event that a Member desires to purchase the Interest of another Member, or in the event a Member desires to sell all of its Interest to another Member and such Members are unable to mutually agree on a price and terms for such purchase or sale within thirty (30) days of receipt of written notice of a Member's desire to purchase or sell, as the case may be, the disposition of the Interests of both such Members shall be controlled by the provisions of Sections 7.5(a), 7.5(b), 7.5(c) and 7.5(d) hereinbelow and the other applicable provisions of this Agreement. Although the purchase price for such Interests shall be as hereinafter determined in this Section 7.5, the manner and terms of payment of such purchase price upon any such purchase or sale pursuant to this Section 7.5 shall be set forth in Section 7.4(c)(iii) hereof. Notwithstanding the foregoing provisions of
Section 7.5, no Member shall be entitled to offer to purchase the Interest of another Member pursuant to this Section 7.5 during the eighteen (18) month period commencing as of the date hereof unless an event has occurred that requires the consent of both M&Z and GLR and M&Z and GLR cannot agree on how to proceed within fifteen (15) days of receipt by M&Z and GLR of written notice sent by the Member requesting approval of the requested action stating that failure to resolve such dispute within such fifteen (15) day period shall enable a Member to exercise its rights to buy or sell pursuant to this Section.

               (a) OFFER TO PURCHASE. Each Member agrees that within sixty (60) days after receipt of an offer to purchase the entire Interest it holds by another Member (the "Buying Member"), such Member shall either sell the entire Interest sought by the Buying Member on the terms specified in this Section 7.5, or shall purchase the entire Interest held by the Buying Member on the terms specified in this Section 7.5. For the purposes of the foregoing, the Buying Member's offer to purchase shall be deemed an irrevocable offer to sell its Interest to the other Member on the terms specified in this Section 7.5.

               (b) OFFER TO SELL. Each Member agrees that within sixty (60) days after receipt of an offer from another Member (the "Selling Member") to sell the entire Interest the Selling Member holds, such Member must either purchase the entire Interest offered on the terms specified in this Section 7.5, or sell the entire Interest it holds to the Selling Member on the terms specified in this
Section 7.5. For the purposes of the foregoing, the Selling Member's offer to sell shall be deemed an irrevocable offer to purchase the other Member's Interest on the terms specified in this Section 7.5.

               (c) NOTICE OF BUY-SELL. The Buying or Selling Member shall give written notice (the "Buying Notice") of such proposed transfer to the Company and to each of the other Members in the manner and at the addresses set forth herein. The Buying Notice must set forth the names of both Members involved, the Interest owned by each Member, and the value of the Property as determined by the Buying Member or the Selling Member, as applicable (the "Buy/Sell Value"). Immediately thereafter, the Company shall cause a meeting (the "Buying Meeting") of the Members in order to allow the interested Members to complete the proposed transfer in accordance with Sections 7.5(a) and (b) above. The Buying Meeting shall be called for a date not later than fifteen (15) days from the date of delivery to the Company of the Buying Notice. Written notice of the Buying Meeting shall be given to all Members not later than ten (10) days prior to the date set therefor.

               (d) BUY/SELL PRICE. The purchase price to be paid by the purchasing Member pursuant to this Section 7.5 for the selling Member's Interest (the "Buy/Sell Price") shall be the amount, as determined by the Company's accountant, that the selling Member would receive if (i) the Property were sold for the Buy/Sell Value, less four percent (4%) of the Buy/Sell Value, which the Members hereby agree is the reasonable estimate of the selling costs that would be incurred if the Property were actually sold, (ii) the Company were liquidated, and (iii) the Company's assets were distributed to its Members.

          7.6 REFERENCE TO A MEMBER. Wherever the context requires, reference in this Agreement to a Member shall include an Assignee who does not become a Substituted Member wherever such reference relates solely to an economic interest in the Company.

          7.7 EXCHANGE. In the event of the acquisition of the Interest of a Member pursuant to Sections 7.4 or 7.5, the acquiring Member agrees to cooperate with the selling Member in effecting such transfer as a tax deferred exchange provided the acquiring Member incurs no additional cost or liability nor does such cooperation delay the closing of such transfer.

     8.   BOOKS AND RECORDS

          8.1 RECORDS. The Company shall keep at 439 North Bedford Drive, Beverly Hills, California 90210, or such other place as shall be designated by the Members, the following documents:

               (a) A current list of the full name and last known business or residence address of each Member and Assignee set forth in alphabetical order, together with the contribution and share in profits and losses of each Member or Assignee;

               (b) A copy of the Articles and all amendments thereto, and executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto were executed;

               (c) Copies of the Company's Federal, state and local income tax or information returns and reports, if any, for the six most recent taxable years;

               (d) Copies of the original Agreement and all amendments to the Agreement, together with any powers of attorney pursuant to which this Agreement or any amendment to the Agreement were executed;

               (e) Financial statements of the Company for the six most recent fiscal years; and

               (f) The Company's books and records as they relate to the internal affairs of the Company for at least the current and past four fiscal years.

          8.2  INSPECTION.

               (a) Upon the request of a Member or Assignee, the Company shall promptly deliver to the requesting Member or Assignee, at the expense of the Company, a copy of the information required to be maintained by Sections 8.1(a) or 8.1(c), above.

               (b) Each Member and Assignee has the right, upon reasonable request, to:

                    (i) Inspect and copy during normal business hours any of the Company records required to be maintained by Section 8.1.

                    (ii) Obtain from the Company, promptly after becoming available, a copy of the Company's Federal, state and local income tax or information returns for each year.

          8.3  REPORTS.

               (a) The Company shall cause an annual financial report to be sent to each Member not later than 90 days after the close of each fiscal year and that financial report shall contain: (1) a balance sheet as of the end of the fiscal year; (2) an income statement; and (3) a statement of changes in financial position for the fiscal year.

               (b) The Company shall send to each Member within 75 days after the end of each taxable year the information necessary for the Member to complete its Federal and state income tax or information returns, and a copy of the Company's Federal, state, and local income tax or information returns for the year.

9.   DISSOLUTION AND TERMINATION OF THE COMPANY

          9.1 EVENTS CAUSING DISSOLUTION. The Company shall be dissolved and its affairs shall be wound-up upon the earliest to occur of the following events:
               (a) The expiration of the term of the Company as stated in the Articles;
               (b) The unanimous vote of the Members to dissolve the Company;

               (c) The withdrawal, adjudication of bankruptcy, resignation, or dissolution of a Member unless after such event their exists at least two Members and a Majority-In-Interest of such remaining Members vote within thirty (30) days of such event to continue the Company's business, this Company shall continue in business; or

               (d) Entry of a decree of judicial dissolution pursuant to Section 17351 of the Act.

          9.2 CERTIFICATE OF DISSOLUTION. As soon as possible following the occurrence of any of the events specified in Section 9.1, the Members shall execute a Certificate of Dissolution in such form as shall be prescribed by the California Secretary of State and file the Certificate as required by the Act.

          9.3 DISTRIBUTION ON DISSOLUTION. Unless the business of the Company is continued pursuant to Section 9.1(c), the Members shall take full account of the Company's assets and liabilities, shall liquidate the assets as promptly as is consistent with obtaining their fair value, or, if the assets cannot be sold, they shall be valued and distributed in kind, and shall apply and distribute the proceeds or assets in the following order:

               (a) To the payment of creditors of the Company but excluding secured creditors whose obligations will be assumed or otherwise transferred on the liquidation of Company assets;

               (b) To the creation of any reserves which the Members jointly deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company;

               (c) To the repayment of any outstanding loans made by any Member to the Company; and

               (d) To the Members with positive Capital Accounts in accordance with the ratio of their Capital Accounts.

10.  INDEMNIFICATION

          10.1 GENERAL. The Company, its receiver or its trustee, shall indemnify, defend, save harmless and pay all judgments and claims against each of the Members or any of their respective Affiliates ("Indemnitees") from any liability, loss or damage incurred by it or by the Company by reason of any act performed or omitted to be performed by it in connection with the business of the Company, including costs and attorneys' fees (which attorneys' fees may be paid as incurred) and any amounts expended in the settlements of any claims of liability, loss or damage provided that the indemnification shall be recoverable only from the assets of the Company and not any assets of the Members. The Company may, however, purchase and pay for that insurance, including extended coverage liability and casualty and worker's compensation, as would be customary for any person engaging in a similar business, and name the indemnitees as additional or primary insured parties.

          10.2 ADVANCEMENT OF EXPENSES. The Company shall advance all expenses incurred by an Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in
Section 10.1 hereof. The Indemnitee person shall repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized hereby. The advances to be made hereunder shall be paid by the Company to the indemnified person within ten
(10) days following delivery of a written request therefor by the indemnified person to the Company.

    11. REPRESENTATIONS AND WARRANTIES OF MEMBERS. Each Member hereby represents, warrants and covenants to the Company that, as of the date hereof:

                 (a) INVESTMENT REPRESENTATION. The Member has acquired or is acquiring its Interest in good faith for its own personal account, for investment purposes only and not with a view to or for the distribution, resale, subdivision, fractionalization or disposition thereof, and the Member has no present interest of selling or otherwise distributing such Interest. The Member is or will be the sole party in interest in its Interest and as such is or will be vested with all legal and equitable rights in such Interest.

               (b) SOPHISTICATION OF THE MEMBER. The Member either has a preexisting personal or business relationship with the Company or, by reason of its business or financial experience or the business or financial experience of its professional advisors, who are unaffiliated with and not compensated by the Company or an Affiliate of the Company, directly or indirectly, has the capacity to protect its own interests in connection with this investment. The Member is able to bear the economic risk of an investment in its interest and can afford to sustain a total loss on such investment. The nature and amount of the Member's investment in such Interest is consistent with its investment objectives, abilities and resources.

               (c) NO PUBLIC MARKET. The Member understands that there is no public market for its interest and that it is extremely unlikely that there will be such a market in the future. The Member has been advised that its Interest has not been registered under the Securities Act of 1933, as amended, and that said interest must be held indefinitely unless it is subsequently registered under the Securities Act of 1933, as amended, or an exemption from such registration is available, and understands that the Company is under no obligation to register said Interest or to comply with any exemption from such registration requirement. In addition, the Member understands that the transferability of its Interest is and will be further restricted by this Agreement which, among other things, requires that any sale or assignment of its Interest will be subject to certain terms and conditions. Thus, the Member realizes that it cannot expect to be able to liquidate its investment in the Company readily, or at all, in the case of an emergency.

               (d) SPECULATIVE INVESTMENT. The Member recognizes that an investment in the Company is speculative in nature and involves a high degree of risk, and it has carefully considered the risk factors involved. These factors include, without limitation, the fact that the business of the Company is in the formative stages and that the Company's initial capitalization may be insufficient to satisfy the Company's working capital requirements.

    12.   MISCELLANEOUS

          12.1 COUNTERPARTS. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all of the Members, notwithstanding that all of the Members are not signatory to the original or the same counterpart.

          12.2 BINDING ON SUCCESSORS. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Members.

          12.3 SEVERABILITY. If any sentence or paragraph of this Agreement is declared by a court of competent jurisdiction to be void, the sentence or paragraph shall be deemed severed from the remainder of this Agreement and the balance of this Agreement shall remain in effect.

          12.4 NOTICES. All notices under this Agreement shall be in writing and shall be given to the person entitled thereto, by personal service, or by mail, posted to the address maintained by the Company for that person or at any other address that he specifies in writing. The names, addresses and Capital Contributions of the Members shall be maintained at the principal place of business of the Company.

          12.5 CAPTIONS. Paragraph titles or captions contained in this Agreement are inserted only as a matter of convenient reference. The titles and captions in no way define, limit, extend, or describe the scope of this Agreement nor the intent of any provision hereof.

          12.6 GENDER. Whenever required by the context, the masculine gender shall include the feminine and neuter genders, and vice versa; and the word "person" shall include a corporation, partnership, firm, or other form of association; the singular shall include the plural, and vice versa.

          12.7 CHOICE OF LAW. This Agreement shall be construed under the laws of the State of California. This Agreement was executed in and is to be performed entirely within the State of California.

          12.8 ENTIRE AGREEMENT. This Agreement contains the entire understanding among the Members and supersedes any prior written or oral agreements between them respecting the subject matter contained herein. There are no representations, agreements, arrangements or understandings, oral or written, between and among the Members relating to the subject matter of this Agreement that are not fully expressed herein.

    IN WITNESS WHEREOF, the parties have signed this Agreement on the date first above-written.

                                    MEMBERS

                                    G&L Realty Partnership, L.P.,
                                    A Delaware Limited Partnership

                                    By:  G&L Realty Corp.,
                                         A Maryland corporation,
                                         its general partner

                                    By:
                                       ----------------------------

                                       Its: Senior Vice President
                                            ---------------------

                                    M&Z Aliso Associates, LLC,
                                    a California limited liability company

                                    By:  Centrium Associates. LLC,
                                         a California limited liability company,
                                         Manager

                                         By: /s/ John Zahoudanis
                                            ------------------------
                                            John Zahoudanis, Manager

                                    By:   MCC Capital Incorporated,
                                          a California corporation, Manager

                                          By: /s/ Michael McCarthy
                                             ---------------------------
                                             Michael McCarthy, President

                         SCHEDULE A



      Member               Capital Contribution           Percentage
      ------               --------------------           ----------
                                                           Interest
                                                           --------

G & L Realty Partnership        $ 600,000                     50%



M&Z Aliso Associates, LLC       $ 200,000                     50%
                                ---------                     ---



       Total                    $ 800,000                    100%
                                =========                    ====